================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------


                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         -------------------------------


                                 MASCOTECH, INC.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


         Delaware                                             38-2513957
----------------------------------------   ------------------------------------
(State of Incorporation or Organization)   (I.R.S. Employer Identification no.)


  21001 Van Born Road,
  Taylor, Michigan                                   48180
 ----------------------------------------         ----------
 (Address of Principal Executive Offices)         (Zip Code)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective
to General Instruction A.(c), please      pursuant to General Instruction A.(d),
check the following box. |X|              please check the following box. |_|


Securities Act registration statement file number to which this form relates:

-------------------
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class                 Name of Each Exchange on Which
            to be so Registered                 Each Class is to be Registered
--------------------------------------------  ----------------------------------
Series A Participating Cumulative Preferred          New York Stock Exchange
           Stock Purchase Rights
--------------------------------------------  ----------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
-------------------------------------------------------------------------------
                                (Title of Class)

--------------------------------------------------------------------------------
                                (Title of Class)

================================================================================

Item 1.     Description of Registrant's Securities to be Registered.

      On February 17, 1998, the Board of Directors of MascoTech, Inc. (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Stock"), of the Company payable to holders of record as of the close of business on February 27, 1998 (the "Record Date").

      Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or Heartland Industrial Partners, L.P. or Riverside Company LLC or any of their affiliates or associates) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the close of business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

      Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date (but before any person has become an Acquiring Person), each Right will be exercisable to purchase, for a purchase price of $60.00 (the "Purchase Price"), one one-thousandth of a share of Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The terms and conditions of the Rights are set forth in a Rights Agreement dated as of February 20, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), which was filed as an Exhibit to Form 8-A dated as of February 23, 1998 and which is incorporated herein by reference and the description hereof is qualified in its entirety by reference thereto. On September 22, 1998, the Board of Directors of the Company amended the Rights Agreement. Amendment No. 1 to the Rights Agreement ("Amendment No. 1") was filed as an Exhibit to Form 10-Q of the Company for the quarter ended September 30, 1998 dated as of November 13, 1998 and is incorporated herein by reference and the description hereof is qualified in its entirety by reference thereto. On August 1, 2000, the Board of Directors of the Company further amended the Rights Agreement. Amendment No. 2 to the Rights Agreement is being filed Exhibit 1 hereto and is incorporated herein by reference and the description hereof is qualified in its entirety by reference thereto.

      If any person has become an Acquiring Person (but none of the events described in the second succeeding paragraph have occurred), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder, after the Distribution Date, to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

      At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

      If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder, after the Distribution Date, to purchase, for the Purchase

Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

      The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time before any person has become an Acquiring Person.

      The Rights will expire on February 17, 2008, unless earlier exchanged or redeemed.

      For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), that does not cause the Rights Agreement to become amendable in any other way or does not cause the Rights to again become redeemable.

      Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

      The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

     As of August 23, 2000 there were approximately 44,757,419 shares of Common Stock outstanding, approximately 10,000,000 shares reserved for issuance upon conversion of the Company's 4 1/2% Convertible Subordinated Debentures Due 2003 and approximately 7,200,000 shares reserved for issuance under the Company's stock option and award plans. Each outstanding share of Common Stock on the Record Date will receive one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. The Company has reserved 250,000 shares of Preferred Stock for issuance upon exercise of the Rights.

      The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

        While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

Item 2.     Exhibits

      1. Amendment No. 2 to Rights Agreement dated as of August 1, 2000 between MascoTech, Inc. and The Bank of New York, as Rights Agent, which amends the Rights Agreement dated as of February 20, 1998 as amended by Amendment No. 1 to Rights Agreement.

      2. Amendment No. 1 to Rights Agreement dated as of September 22, 1998 between MascoTech, Inc. and The Bank of New York, as Rights Agent, which amends the Rights Agreement dated as of February 20, 1998. (1)

      3. Rights Agreement dated as of February 20, 1998 between MascoTech, Inc. and The Bank of New York, as Rights Agent, which amends the Rights Agreement dated as of February 20, 1998. (2)

-------------
      (1) Incorporated by reference to the Exhibits filed with MascoTech, Inc.'s Registration Statement on Form 8- A dated February 23, 1998.

      (2) Incorporated by reference to the Exhibits filed with MascoTech, Inc.'s Quarterly Report on Form 10-Q dated September 30, 1998.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

                                      MASCOTECH, INC.

                                      By:   /s/ David B. Liner
                                        ----------------------------------------
                                      Name: David B. Liner
                                      Title: Vice President and General Counsel
                                      Dated: September 25, 2000

                                  EXHIBIT INDEX

Exhibit 1. Amendment No. 2 to Rights Agreement dated as of August 1, 2000 between MascoTech, Inc. and The Bank of New York, as Rights Agent, which amends the Rights Agreement dated as of February 20, 1998 as amended by Amendment No. 1 to Rights Agreement.

Exhibit 2.  Amendment No. 1 to Rights Agreement dated as of September
            22, 1998 between MascoTech, Inc. and The Bank of New York, as Rights Agent, which amends the Rights Agreement dated as of February 20, 1998. (1)

Exhibit 3. Rights Agreement dated as of February 20, 1998 between MascoTech, Inc. and The Bank of New York, as Rights Agent, which amends the Rights Agreement dated as of February 20, 1998. (2)
-------------

(1) Incorporated by reference to the Exhibits filed with MascoTech, Inc.'s Registration Statement on Form 8-A dated February 23, 1998.

(2) Incorporated by reference to the Exhibits filed with MascoTech, Inc.'s Quarterly Report on Form 10-Q dated September 30, 1998.